EX-99.1

SHOE CARNIVAL REPORTS RECORD THIRD QUARTER FISCAL 2021 RESULTS

Reports Third Consecutive Quarter of Record Quarterly Net Sales, Net Income and Diluted EPS

Further Increases Record Fiscal 2021 Annual Net Sales and Earnings Guidance

Completes CEO Succession and Appoints New Board Members

FOR IMMEDIATE RELEASE

Evansville, Indiana, November 17, 2021 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today reported results for the third quarter and nine months ended October 30, 2021.

Third Quarter Highlights

•	Record quarterly net income of $46.8 million and record diluted net income per share of $1.64
•	Record quarterly net sales of $356.3 million and quarterly comparable store sales increase of 30.1 percent
•	Record quarterly gross profit of $144.1 million and quarterly gross profit margin of 40.4 percent
•	Omnichannel growth model continues to gain traction as e-commerce comparable sales increased 12.5 percent compared to the prior year period
•	Shoe Perks customer loyalty program membership increased over 10 percent compared to the prior year with total membership over 28.5 million
•	Cash, cash equivalents, and investments were $191.2 million with no outstanding debt as of October 30, 2021

Mark Worden, Shoe Carnival’s President and Chief Executive Officer said, “This was by every measure that matters, our best quarter, of our best year, in our 43-year history. We achieved our highest quarterly earnings ever. Net income per share and operating income were both three times higher than the results of any prior third quarter.  Store traffic was up over 40 percent and all of our comparable stores generated positive cash flow year to date. We are thankful to our millions of customers and over 5,000 team members for once again making us a Billion Dollar Brand, as we aim to become a multibillion dollar retailer in the years ahead.”

Third Quarter Financial Results

The Company reported record net sales of $356.3 million for the third quarter of fiscal 2021, a 29.8 percent increase compared to net sales of $274.6 million for the third quarter of fiscal 2020. The increase resulted from continued broad-based demand for the Company’s merchandise, with every major category increasing compared to the prior year quarter.  The continued easing of COVID-19 restrictions and its customer base returning to a more normal lifestyle, including going back to work and fully back to in-person learning, contributed to the increased demand.

Gross profit margin for the third quarter of fiscal 2021 increased 8.4 percentage points to 40.4 percent compared to 32.0 percent in the prior year. Merchandise margin increased 6.7 percentage points as a result of the high demand and less promotional activity compared to the third quarter of fiscal 2020.

Buying, distribution and occupancy expenses declined 1.7 percentage points compared to the third quarter of fiscal 2020 due to the leveraging effect of higher sales, despite higher supply chain expense.

Selling, general and administrative expenses for the third quarter of fiscal 2021 increased $14.0 million to $81.6 million. Nearly half of the increase was due to increased advertising expense, with the remaining increase primarily attributable to store level wages, including incentive compensation.  As a percentage of net sales, these expenses decreased 1.8 percentage points to 22.9 percent due to the leveraging effect of higher sales.

Net income for the third quarter of fiscal 2021 was a record high at $46.8 million, or $1.64 per diluted share. For the third quarter of fiscal 2020, the Company reported net income of $14.7 million, or $0.51 per diluted share.

Nine Month Financial Results

Net sales for the first nine months of fiscal 2021 were in excess of one billion dollars at $1,017.0 million, compared to $722.9 million in the first nine months of fiscal 2020.  Comparable store sales increased 41.6 percent for the first nine months of fiscal 2021.

The gross profit margin for the first nine months of fiscal 2021 was 40.3 percent compared to 27.9 percent in the same period last year.  Selling, general and administrative expenses for the first nine months increased $39.7 million to $230.2 million.  As a percentage of net sales, these expenses decreased to 22.6 percent compared to 26.3 percent in the first nine months of fiscal 2020.

Net income for the first nine months of fiscal 2021 was $134.3 million, or $4.69 per diluted share, compared to net income of $8.5 million, or $0.30 per diluted share, for the first nine months of fiscal 2020.  The $4.69 of diluted net income per share earned through the first nine months of fiscal 2021 exceeded the diluted net income per share earned during last five fiscal years combined.

Fiscal 2021 Outlook

Based on continued strength in the underlying business, the Company again raised its outlook for full year fiscal 2021 and currently anticipates diluted net income per share in the range of $5.00 to $5.10 and net sales in the range of $1.285 billion to $1.290 billion.

CEO Succession and Board of Director Composition

As previously announced, effective September 30, 2021, Mr. Worden was appointed the Company’s President and Chief Executive Officer and to the Board of Directors.  Effective September 16, 2021, the Company also appointed Diane Randolph, former Chief Information Officer of Ulta Beauty, Inc., to its Board of Directors.  Following the appointments of Mr. Worden and Ms. Randolph, the Board is composed of eight directors, and five are independent.  Of the independent directors, 40 percent identify as female.

Store Updates

For the first nine months of fiscal 2021, the Company has opened one store and closed seven stores.  The Company expects to close three additional stores during the remainder of fiscal 2021 compared to a total of four store openings and 13 store closings in fiscal 2020. With all comparable stores cash flow positive year to date, the Company expects to move to net store openings as it enters 2022.

The Company is currently in the process of modernizing its stores and plans to complete approximately 100 stores by the spring of 2022. The Company has accelerated its overall goal and now expects to modernize 90 percent of its store fleet by 2025.

Share Repurchase Program

In the third quarter of fiscal 2021, the Company repurchased 91,594 shares of common stock at a total cost of $3.2 million.  The Company has repurchased 208,662 shares of common stock in the first nine months of fiscal 2021 at a total cost of $7.1 million.  As of October 30, 2021, the Company had $42.9 million available for future repurchases under its share repurchase program. The Company will continue to evaluate the repurchase of shares under the repurchase program during the remainder of fiscal 2021.

Conference Call

Today, at 8:30 a.m. Eastern Time, the Company will host a conference call to discuss the third quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of November 17, 2021, the Company operates 377 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com. Headquartered in Evansville, IN, Shoe Carnival trades on The Nasdaq Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Investors

W. Kerry Jackson

Shoe Carnival Investor Relations

(812) 867-4034

Media and Public Relations

Anthony Steel

Weber Shandwick for Shoe Carnival

asteel@webershandwick.com

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: the duration and spread of the COVID-19 pandemic, mitigating efforts deployed, including the effects of government stimulus on consumer spending, and the pandemic’s overall impact on our operations, including our stores, supply chain and distribution processes, economic conditions, and financial market volatility; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the potential impact of national and international security concerns on the retail environment; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and emerging direct-to-consumer initiatives; changes in our relationships with other key suppliers; our ability to control costs and meet our labor needs in a rising wage and/or inflationary environment; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net sales	$356,336	$274,579	$1,017,023	$722,868
Cost of sales (including buying, distribution and occupancy costs)	212,280	186,818	607,057	521,038
Gross profit	144,056	87,761	409,966	201,830
Selling, general and administrative expenses	81,632	67,598	230,225	190,530
Operating income	62,424	20,163	179,741	11,300
Interest income	(8)	(2)	(14)	(95)
Interest expense	120	119	358	293
Income before income taxes	62,312	20,046	179,397	11,102
Income tax expense	15,476	5,368	45,107	2,554
Net income	$46,836	$14,678	$134,290	$8,548
Net income per share:
Basic	$1.66	$0.52	$4.75	$0.30
Diluted	$1.64	$0.51	$4.69	$0.30
Weighted average shares:
Basic	28,192	28,180	28,257	28,113
Diluted	28,547	28,533	28,607	28,450

Cash dividends declared per share	$0.070	$0.045	$0.210	$0.133

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	October 30,	January 30,	October 31,
	2021	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$173,364	$106,532	$46,740
Marketable securities	17,834	0	0
Accounts receivable	10,018	7,096	8,435
Merchandise inventories	282,014	233,266	274,264
Other	12,435	8,411	10,727
Total Current Assets	495,665	355,305	340,166
Property and equipment – net	71,963	62,325	63,434
Deferred income taxes	3,153	5,635	6,283
Other noncurrent assets	14,218	13,843	11,802
Operating lease right-of-use assets	201,510	205,639	201,658
Total Assets	$786,509	$642,747	$623,343

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$65,589	$57,717	$50,897
Accrued and other liabilities	48,536	24,390	25,346
Current portion of operating lease liabilities	47,712	48,794	48,984
Total Current Liabilities	161,837	130,901	125,227
Long-term portion of operating lease liabilities	177,354	182,622	179,335
Deferred compensation	11,941	16,008	14,600
Other	2,831	3,040	964
Total Liabilities	353,963	332,571	320,126
Total Shareholders’ Equity	432,546	310,176	303,217
Total Liabilities and Shareholders’ Equity	$786,509	$642,747	$623,343

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	October 30, 2021	October 31, 2020
Cash Flows From Operating Activities
Net income	$134,290	$8,548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,687	12,034
Stock-based compensation	4,118	2,881
Loss on retirement and impairment of assets, net	1,120	2,427
Deferred income taxes	2,482	1,550
Non-cash operating lease expense	31,797	31,087
Other	1,950	494
Changes in operating assets and liabilities:
Accounts receivable	(2,922)	(5,711)
Merchandise inventories	(48,748)	(14,769)
Operating leases	(34,018)	(26,673)
Accounts payable and accrued liabilities	19,872	(2,544)
Other	(3,150)	(9,154)
Net cash provided by operating activities	120,478	170

Cash Flows From Investing Activities
Purchases of property and equipment	(20,350)	(10,083)
Investments in marketable securities and other	(17,496)	0
Other	0	194
Net cash used in investing activities	(37,846)	(9,889)

Cash Flow From Financing Activities
Borrowings under line of credit	0	24,903
Payments on line of credit	0	(24,903)
Proceeds from issuance of stock	122	152
Dividends paid	(6,025)	(3,856)
Purchase of common stock for treasury	(7,147)	0
Shares surrendered by employees to pay taxes on stock-based compensation awards	(2,750)	(1,736)
Net cash used in financing activities	(15,800)	(5,440)
Net increase (decrease) in cash and cash equivalents	66,832	(15,159)
Cash and cash equivalents at beginning of period	106,532	61,899
Cash and cash equivalents at end of period	$173,364	$46,740